Exhibit (p)(2)

AEW Capital Management, L.P.

AEW’S CODE OF ETHICS

Revised January 1, 2017

1.	GENERAL PRINCIPLES

This Code of Ethics (the “Code”) has been adopted by AEW Capital Management, L.P. (“AEW” or the “Firm”).

One of the most valued assets of the Firm is the dedication, service and integrity of its employees. AEW strives to maintain the highest level of ethical business practices, which its clients expect and deserve. Exactly what constitutes an unethical business practice or a conflict of interest is both a moral and legal question. The Firm recognizes and respects each employee’s right to engage in activities outside of his or her employment which are private in nature and do not in any way conflict with or reflect poorly on the Firm. Management reserves the right, however, to determine when an employee’s activities represent a conflict with the Firm’s interest and to take whatever action is necessary to resolve the situation.

To this end, employees of AEW and its subsidiaries may not:

•	use for their own benefit (or the benefit of anyone other than the client) information about the Firm, it clients, or the Firm’s investments or recommendations for client accounts;

•	take advantage of investment opportunities that would otherwise be available for the Firm’s clients;

•	misuse proprietary or privileged information or reveal confidential data to outsiders;

•	pay, solicit or accept bribes or kickbacks;

•

conduct personal business activity that could conflict with the execution or management of any client account or that could impair AEW’s ability to make impartial decisions with respect to any client account; or

•	engage in any other form of conduct raising an issue regarding a possible conflict of interest with AEW or one or more of its clients.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client investments or accounts, or from our relationships with our clients or with the brokerage community.

Exhibit (p)(2)

The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Chief Compliance Officer.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the offending transaction, requiring disgorgement of gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

The Chief Compliance Officer and the Legal & Compliance Group will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

2.	COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

More generally, Firm personnel are required to comply with applicable federal securities laws at all times. This Code has been drafted to comply with the provisions of both Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisors Act of 1940.

3.	INVESTMENT ADVSERS ACT – SECTION 203(e)

Section 203(e) of the Investment Advisers Act provides that the SEC may place limitations on the activities, functions, or operations of, suspend or revoke the registration of an investment adviser if it finds that the investment adviser, or any person associated with the investment adviser, whether prior to or subsequent to becoming so associated, has engaged in certain types of objectionable conduct. The provisions of Section 203(e) are attached to this Code. Please note that your certification as to compliance with the provisions of this Code also constitutes your representation that you have not engaged in any of the activities described in clauses (1) through (9) of Section 203 (e). Any conduct that may implicate your ability to provide this certification must be brought to the attention of the Chief Compliance Officer immediately.

Exhibit (p)(2)

If you have any questions regarding Section 203(e), you should ask the Chief Compliance Officer.

4.	KEY TERMS

Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions of all the terms are included in Section 12 at the end of the Code.

4.1 Covered Securities

The term Covered Security is very broadly defined and generally includes all types of securities, (such as common and preferred stock and corporate and government bonds or notes) as well as other securities (including some instruments you might not generally think of as securities—for example, options, limited partnership interests, and interests in private investment funds). The term Covered Security does not include open-end mutual funds (other than Reportable Funds), U.S. Treasuries and money market instruments.

4.2 Reportable Funds

Reportable Funds are mutual funds with respect to which the Firm or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by Firm personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that our Firm or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that may advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Chief Compliance Officer maintains a list of the mutual funds that are classified as Reportable Funds, a copy of which is available on the Legal & Compliance Section of the AEW Intranet.

5.	MAINTAINING PERSONAL ACCOUNTS

All Access Persons (which includes all AEW employees and certain others – see Section 12) who have personal accounts that hold or can hold Covered Securities or Reportable Funds must report those accounts to Legal & Compliance immediately upon commencing employment with AEW and during employment with AEW, immediately opening a new account.

Exhibit (p)(2)

Accounts with Approved Brokers generally allow for electronic transmission to AEW of transactions in Reportable Securities and Covered Funds. Duplicate Brokerage statements will generally be required for accounts with brokers who are not on AEW’s Approved Broker list.

Access Persons are strongly encouraged to open all new accounts with an Approved Broker.

6.	RESTRICTIONS ON TRADING

Set forth below are AEW’s policies relating to trading in Covered Securities, including further limitations relating to trading in Real Estate Securities and Limited Offering Securities.

6.1 Covered Securities—General Rule for ALL Employees

You and members of your Family/Household are prohibited from trading in any Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client’s behalf. This prohibition applies during the entire period that the Covered Security is being considered by the Firm for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for the client.

6.2 Real Estate Securities—General Rule for ALL Employees

AEW actively trades Real Estate Securities on behalf of its clients. Accordingly, AEW has adopted special rules relating to trading of Real Estate Securities by employees.

You and members of your Family/Household are prohibited from trading in Real Estate Securities without submitting a request for pre-clearance and receiving approval. Pre-Clearance requests must be submitted through StarCompliance.

The term Real Estate Securities is very broad and there is not a precise definition. If in doubt as to whether a security is considered a Real Estate Security, the name can be entered in StarCompliance for confirmation. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason.

Exhibit (p)(2)

6.3 Real Estate Securities—Special Rule for ALL Employees in the Real Estate Securities Group

Any employees of AEW’s Securities Group, including those who recommend or execute trades in securities for client accounts are prohibited from trading such securities for themselves or for members of their Family/Household. This policy is designed to prevent “front running” and conflicts or potential conflicts with the interests of the Firm’s clients.

Any employees of AEW who recommend or execute trades in securities for client accounts are also prohibited from undertaking personal investment transactions with the same individual employee at a broker-dealer firm with whom business is conducted on behalf of clients.

6.4 Limited Offering Securities—General Rule for ALL Employees

Limited Offering Securities includes securities sold in a “limited offering,” such as an initial public offering (an IPO) or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, such as a private placement offered pursuant to an exemption from registration under federal or state securities laws.

You and members of your Family/Household are prohibited from trading in any Limited Offering Securities (regardless of whether or not such securities are real estate related securities) without submitting a request for pre-clearance and receiving approval. Pre-Clearance requests must be submitted through StarCompliance. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason.

6.5 Short-Term Trading of Covered Securities and Reportable Funds – General Rule for ALL Employees

While the Firm does not expressly prohibit short-term trading in Covered Securities or Reportable Funds by you or any member of your Family/Household, the Firm strongly discourages such activity.

Exhibit (p)(2)

6.6 Exceptions

The prohibitions set forth above do not apply to certain transactions, as set forth below:

•

Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or a member of your Family/Household) from the issuer.

7.	PROHIBITION AGAINS INSIDER TRADING

7.1 Insider Trading

You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or

Exhibit (p)(2)

acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

7.2 Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve administrative sanctions by the Securities and Exchange Commission (the “SEC”), such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

7.3 No Fiduciary Duty to Use Inside Information

Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, as noted above, such conduct often violates the federal securities laws.

If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the Chief Compliance Officer.

8.	REPORTING REQUIREMENTS

One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in Section 12 Definitions.

Please note that you must file the reports described below even if you have no holdings, transactions or accounts to list in the reports.

Exhibit (p)(2)

8.1 Initial Holdings Report and Acknowledgement of the Code

No later than 10 calendar days after you become an Access Person, you must file with Legal & Compliance an Initial Holdings Report.

The Initial Holdings Report requires you to list all Covered Securities and Reportable Funds (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

You must also list all brokers, dealers and banks where you and members of your Family/Household maintain accounts in which any securities (not just Covered Securities) were held or could be held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee.

An acknowledgement must also be completed confirming: (a) your receipt of this Code and that you have read and understand this Code; (b) that it applies to you and members of your Family/Household; and (c) that you are an Access Person under the Code. This acknowledgement is completed in StarCompliance.

8.2 Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September and December each year, you must file a Quarterly Transaction Report.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities and Reportable Funds (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

You need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Exhibit (p)(2)

If no transactions in Covered Securities or Reportable Funds were effected during a quarterly period, a report must still be filed through StarCompliance stating that there were no reportable transactions for the period.

8.3 Annual Holdings Reports

Within 45 days following the close of each calendar year, you must file with the Chief Compliance Officer an Annual Holdings Report.

The Annual Holdings Report requires you to list all Covered Securities and Reportable Funds (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held or could be held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

If you do not hold any Covered Securities or Reportable Funds as of the close of the respective calendar year, a report must still be filed through StarCompliance stating that there were not reportable holdings.

8.4 Code of Ethics Certification

On an annual basis you must complete an Annual Code of Ethics Certification confirming: (a) that you have read and understand this Code (including, if applicable, any material amendments to the Code) and have complied with its requirements (including the Section 203(e) disclosure/certification requirements described in Section 3); (b) that it applies to you and members of your Family/Household; and (c) that you are an Access Person under the Code.

This acknowledgement is completed in StarCompliance.

8.5 Review of Reports

For purposes of reviewing transactions and reports under this Code, including any transactions by the Chief Compliance Officer, the functions of the Chief Compliance Officer are performed by Kerri A. Quimby.

Exhibit (p)(2)

9.	EXCEPTIONS

The Chief Compliance Officer has the authority to grant exceptions of the provisions of this Code in appropriate instances. However, the Firm expects that exceptions will be granted only in rare instances; and some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and private placements.

10.	SANCTIONS

All violations of this Code are generally handled on a case by case basis and as set forth in the Firm’s current Policies Related to AEWs Code of Ethics: “Training, Inadvertent Unauthorized Trading and Late Reporting”, which are included in AEW’s Compliance Manual.

11.	NON-ACCESS DIRECTORS

Non-Access Directors are only subject Sections 1, 2, 3 and 7 of this Code.

12.	DEFINITIONS

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

•	Approved Broker

“Approved Broker” means the current list on AEW’s Legal & Compliance section of the AEW Intranet of brokers with whom AEW has an established electronic broker feed transfer.

•	Access Person

The term “Access Person” includes:

Exhibit (p)(2)

•

All employees of AEW and its subsidiaries and/or controlled affiliates, including AEW Asia Pte Ltd (Singapore), AEW Asia Limited (Hong Kong) and AEW Global Advisors Europe, in each case regardless of honorific title;

•	Every member of the board of directors of AEW Capital Management, Inc., the general partner of AEW (other than Non-Access Directors);

•

Any employee, director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in the Firm and who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales;

•

Every other person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control who has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

•	Beneficial Ownership

“Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from

Exhibit (p)(2)

communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. Please note that a “discretionary account” is not the same as a “blind trust” or similar arrangement and does not remove them from a person’s Beneficial Ownership (and does not relieve you from reporting holdings and transactions in such accounts). This is because a “discretionary account” typically does not preclude the owner of the account from communicating with the manager about the account and potentially influencing the manager’s investment decisions. If you have any questions regarding a discretionary account and your obligations under this Code relating to such account, please see the Chief Compliance Officer.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

•

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

•	Chief Compliance Officer

The Firm’s Chief Compliance Officer is James J. Finnegan, or another person that he designates to perform the functions of Chief Compliance Officer when he is not available. For purposes of reviewing transactions and reports under this Code, including any transactions by the Chief Compliance Officer, the functions of the Chief Compliance Officer are performed by Kerri A. Quimby.

•	Covered Security

Exhibit (p)(2)

“Covered Security” is a very broad term and includes anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940 (which includes not only stocks and bonds, but other instruments that you might not ordinarily think of as “securities”), such as:

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•	investments in foreign unit trusts and foreign mutual funds;

•	investments in exchange traded funds, including open-end exchange traded funds; and

•

investments in private investment funds and hedge funds (note that investments in private investment funds and hedge funds advised by the Firm are not subject to the prohibitions and preclearance requirements set forth above).

The term “Covered Securities” does not include:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

•	Shares issued by money market funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

•	Family/Household

This Code covers transactions in which members of your Family/Household have Beneficial Ownership for several reasons. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you (because it could reduce the amount that you might otherwise contribute to that person’s support). Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Exhibit (p)(2)

Members of your “Family/Household” include:

•	your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	your children under the age of 18;

•	your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

•

to the extent such individuals live in your household, your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

•	Limited Offering Securities

The term “Limited Offering Securities” include securities sold in a limited offering, such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, or is offered pursuant to an exemption from registration under federal or state securities laws.

•	Non-Access Director

The term “Non-Access Director” means any person who is a director of the Firm’s corporate general partner but who is not an officer or employee of the Firm or of such corporate general partner and who meets all of the following conditions:

•

He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

•

He or she does not have access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

•	He or she in not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic.

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•	Real Estate Securities

The term “Real Estate Securities” means securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies. Pre-clearance is required for all Real Estate Securities that are included in the Securities Group current investment universe. The Securities Group investment universe is subject to change at any time. If you have any question or doubt as to whether a Real Estate Security requires pre-clearance, the name can be entered in StarCompliance or ask the Chief Compliance Officer.

•	Reportable Fund

The term “Reportable Fund” means any investment companies (other than money market funds) that are registered under the Investment Company Act and with respect to which the Firm serves as an investment adviser (or sub-adviser) or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. Accordingly, the term Reportable Fund includes registered investment companies that are advised or sub-advised by the Firm or its affiliates. See also Section 4.2 of the Code.

Exhibit (p)(2)

Acknowledgment

(To be Completed by all AEW employees in StarCompliance)

I have received the Code of Ethics (the “Code”) of AEW Capital Management, L.P. (“AEW”) and have read and understand the code.

I acknowledge that the Code applies to me and to members of my Family/Household, and that I am an Access Person under the Code.

I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

I have also received the Section 203(e) disclosure /certification requirements attached to the Code and confirm that I have not engaged in any of the activities described in clauses (1) through (9) of Section 203 (e)

Signature	Date

Printed Name

Exhibit (p)(2)

Attachment

SECTION 203(e) OF THE INVESTMENT ADVISERS ACT OF 1940

(e)

The Commission, by order, shall censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding 12 months, or revoke the registration of any investment adviser if it finds, on the record after notice and opportunity for hearing, that such censure, placing of limitations, suspension, or revocation is in the public interest and that such investment adviser, or any person associated with such investment adviser, whether prior to or subsequent to becoming so associated:

(1)

Has willfully made or caused to be made in any application for registration or report required to be filed with the Commission under this title, or in any proceeding before the Commission with respect to registration, any statement which was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such application or report any material fact which is required to be stated therein.

(2)

Has been convicted within ten years preceding the filing of any application for registration or at any time thereafter of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction which the Commission finds:

(A)

Involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, any substantially equivalent activity however denominated by the laws of the relevant foreign government, or conspiracy to commit any such offense;

(B)

Arises out of the conduct of business of a broker, dealer, municipal securities dealer, investment adviser, bank, insurance company, government securities broker, government securities dealer, fiduciary transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation;

(C)

Involves the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities; or substantially equivalent activity however denominated by the laws of the relevant foreign government; or

(D)	Involves the violation of Section 152, 1341, 1342, or 1343 or Chapter 25 or 47 of Title 18, United States Code, or a violation of any substantially equivalent foreign statute.

(3)	Has been convicted during the 10-year period preceding the date of the filing of any application for registration, or at any time thereafter, of

(A)	any crime that is punishable by imprisonment for one or more years, and that is not described in paragraph (2); or

(B)	a substantially equivalent crime by a foreign court of competent jurisdiction.

(4)

Is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction, including any foreign court of competent jurisdiction, from acting as an investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or as an affiliated person or employee of any investment company, bank, insurance company, foreign entity substantially equivalent to any of the above, or entity or person to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

Exhibit (p)(2)

(5)

Has willfully violated any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, or the rules or regulations under any such statutes or any rule of the Municipal Securities Rulemaking Board, or is unable to comply with any such provision.

(6)

Has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, the rules or regulations under any such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules, and regulations, another person who commits such a violation, if such other person is subject to his supervision. For the purposes of this paragraph no person shall be deemed to have failed reasonably to supervise any person, if:

(A)

There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

(B)

Such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

(7)

Is subject to an order of the Commission entered pursuant to subsection (f) of this section barring or suspending the right of such person to be associated with an investment adviser which order is in effect with respect to such person.

(8)	Has been found by a foreign financial regulatory authority to have:

(A)

Made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceeding before a foreign securities authority with respect to registration, any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein:

(B)

Violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded or subject to the rules of a contract market or any board of trade;

(C)

Aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade, or has been found, by the foreign financial regulatory authority to have failed reasonably to supervise, with a view to preventing violations of statutory provisions, and rules and regulations promulgated thereunder, another person who commits such a violation, if such other person is subject to his supervision, or

(9)

Is subject to any final order of a State securities commission (or any agency or officer performing like functions), State authority that supervises or examines banks, savings associations, or credit unions, State insurance commission (or any agency or office performing like functions), an appropriate Federal banking agency (as defined in section 3 of the Federal Deposit Insurance Act (12 U.S.C. 1813(q))), or the National Credit Union Administration, that—

Exhibit (p)(2)

(A)

Bars such person from association with an entity regulated by such commission, authority, agency, or officer, or from engaging in the business of securities, insurance, banking, savings association activities, or credit union activities; or

(B)	Constitutes a final order based on violations of any laws or regulations that prohibit fraudulent, manipulative, or deceptive conduct.